Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE ANNOUNCES STRONG SECOND QUARTER 2010 RESULTS
– Operating Earnings of $1.23 Per Share, up 40% from $0.88 Per Share in 2Q 2009 –
– Net Income of $1.84 Per Share Versus Net Loss of $1.74 Per Share in 2Q 2009 –
– Premiums, Fees & Other Revenues of $8.7 Billion –
– Book Value Per Share Increases 48% Over 2Q 2009; 10% Over 1Q 2010 –
NEW YORK, July 29, 2010 — MetLife, Inc. (NYSE: MET) today reported second quarter 2010 net income1 of $1.5 billion, or $1.84 per share. Net income reflects net investment gains of $767 million, after tax, including gains on derivatives. Operating earnings2 for the second quarter of 2010 were $1.0 billion, or $1.23 per share.
“MetLife continued to deliver strong results during the second quarter as we achieved top line growth and increased operating earnings by 41% over the prior year period,” said C. Robert Henrikson, chairman, president & chief executive officer of MetLife, Inc. “Highlights of the quarter included strong underwriting results, higher net investment income and our disciplined approach to expense management. Through our strong presence in the U.S. and with the pending acquisition of Alico, we are well positioned to provide valuable financial solutions for a growing customer base. This increased reach and diverse business mix will help drive future growth and generate long-term value for our shareholders.”

[1]	All references in this press release (except under “Non-GAAP and Other Financial Disclosures”) to net income (loss), net income (loss) per share, operating earnings, operating earnings per share and book value per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders, operating earnings available to MetLife, Inc.’s common shareholders per diluted common share and book value per common share, respectively.

[2]	Operating earnings available to common shareholders, operating revenues, operating expenses, operating earnings available to common shareholders per diluted common share and book value per common share, excluding accumulated other comprehensive income (AOCI), are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release and the Second Quarter 2010 Quarterly Financial Supplement. Please see the Non-GAAP and Other Financial Disclosures discussion below for the definition of sales, the presentation of historical information on a constant currency basis and the method of calculating the constant currency amount.

SECOND QUARTER 2010 SUMMARY
•	Premiums, fees & other revenues of $8.7 billion, up 4% from the second quarter of 2009, driven by growth in both the U.S. and International Businesses

•	Strong U.S. annuity sales of $4.8 billion, including an 11% increase in variable annuity sales over the first quarter of 2010

•	Operating earnings of $1.0 billion ($1.23 per share), reflecting:
•	strong variable investment income, which was above the plan range by $62 million ($0.07 per share), after tax and the impact of deferred acquisition costs

•	gains from the company’s hedge program, which more than offset the impact of lower equity markets and interest rates in both the U.S. and International Businesses, benefiting earnings by $43 million ($0.05 per share), after tax

	For the three months ended June 30,
($ in millions, except per share data)	2010	2009	Change

Premiums, fees & other revenues	$8,684	$8,375	4%
Total operating revenues	$12,827	$12,234	5%

Net income (loss)	$1,526	$(1,433)	—
Net income (loss) per share	$1.84	$(1.74)	—
Operating earnings	$1,022	$723	41%
Operating earnings per share	$1.23	$0.88	40%
Book value per share	$45.51	$30.85	48%
Book value per share excluding AOCI	$44.50	$42.86	4%
BUSINESS SEGMENT DISCUSSIONS
All comparisons of second quarter 2010 results in the segment discussions below are with the second quarter of 2009, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release and in the Second Quarter 2010 Quarterly Financial Supplement, which is available on the Investor Relations section of www.metlife.com.
U.S. BUSINESS
•	U.S. Business premiums, fees & other revenues of $7.2 billion, up 2% as a 34% increase in Retirement Products was offset by lower pension closeout sales in Corporate Benefit Funding

•	Excellent underwriting results in group life; improved experience in dental and solid underwriting results in individual life

•	Total annuity sales of $4.8 billion and continued low lapse rates generated significantly positive net flows

•	Operating earnings of $918 million, up 39% due to favorable underwriting, higher net investment income and lower expenses
Insurance Products
Premiums, fees & other revenues for Insurance Products — which includes group life, individual life and non-medical health insurance — were up 2%, largely driven by an increase in group life.

In non-medical health, revenue growth in the dental business was offset by a decline in disability. In individual life, premiums, fees & other revenues increased slightly.
Operating earnings for Insurance Products were $369 million, up 29% due to favorable underwriting, higher net investment income and lower expenses.
Retirement Products
Premiums, fees & other revenues for Retirement Products — which includes the company’s U.S. annuity products — were $766 million, up 34% largely on increased fee revenue. Compared with the first quarter of 2010, total annuity sales were up 10%, including an 11% increase in variable annuity sales.
Operating earnings for Retirement Products were $238 million, up 66%. During the second quarter of 2010, gains from the company’s hedge program more than offset the impact of lower equity markets and interest rates. In addition, results also benefited from improved net investment income.
Corporate Benefit Funding
Premiums, fees & other revenues for Corporate Benefit Funding — which includes the U.S. and U.K. pension closeout businesses, structured settlements and other corporate benefit funding products — were $688 million, down 17% due to lower pension closeout sales, which can fluctuate from quarter to quarter. In addition, structured settlement premiums grew 9%.
Corporate Benefit Funding operating earnings were $238 million, up 54% largely due to higher net investment income.
Auto & Home
Net written premiums for Auto & Home were $764 million, up 2%. Operating earnings were $73 million, down 4% largely due to a $20 million, after tax, increase in catastrophe losses over the second quarter of 2009. Catastrophe losses also were $11 million, after tax, higher than expected in the second quarter of 2010. Favorable non-catastrophe claim development related to prior accident years was $12 million, after tax, compared with $3 million, after tax in the second quarter of 2009. Excluding catastrophes, Auto & Home’s combined ratio was 85.5%, compared with 88.0% in the second quarter of 2009.
INTERNATIONAL BUSINESS
•	International premiums, fees & other revenues of $1.2 billion, up 21% on a reported basis and 13% on a constant currency basis, due to growth across all three regions

•	Operating earnings of $145 million, with solid performance in Latin America and Asia Pacific partially offset by weaker equity markets in Japan
International premiums, fees & other revenues were $1.2 billion, up 21% with business growth across the company’s three international regions. In the Latin America region, premiums, fees & other revenues grew 23% (15% on a constant currency basis) due to growth in Mexico, Chile and Brazil. Premiums, fees & other revenues grew 20% (11% on a constant currency basis) in the Asia Pacific region due to growth in South Korea and Hong Kong. In the EMEI (Europe/Middle

East/India) region, premiums, fees & other revenues were up 13% on both a reported and constant currency basis due to growth in India and the European variable annuity business.
International operating earnings were $145 million, down 8% as business growth was offset by the impact of lower equity markets in Japan.
BANKING, CORPORATE & OTHER
Total operating revenues for MetLife Bank were $337 million, down 16% due to lower mortgage refinancing activity. Total assets at June 30, 2010 were $14.5 billion, down slightly from June 30, 2009. MetLife Bank operating earnings were $67 million, down $9 million.
Corporate & Other had an operating loss of $108 million, compared with an operating loss of $170 million. The second quarter of 2010 benefited from higher net investment income.
INVESTMENTS
•	Net investment gain of $767 million, after tax (including impairments of $112 million, after tax), compared with a net investment loss of $2.6 billion, after tax

•	Net unrealized gain increased to $7.3 billion from $1.5 billion at March 31, 2010
Net investment income was $4.1 billion, up 7% from $3.9 billion in the second quarter of 2009 and down slightly from $4.3 billion in the first quarter of 2010. During the second quarter of 2010, variable investment income was $296 million ($192 million, after tax and the impact of deferred acquisition costs), largely due to strong performance from private equity funds.
For the quarter, MetLife reported a $767 million, after tax, net investment gain, which was primarily due to derivative gains. MetLife uses derivatives — in connection with its broader portfolio management strategy — to hedge a number of risks, including changes in interest rates and fluctuations in foreign currencies. Movement in interest rates, foreign currencies and MetLife’s own credit spread — which impacts the valuation of certain insurance liabilities — can generate derivative gains or losses. Derivative gains or losses related to MetLife’s own credit spread do not have an economic impact on the company.
Earnings Conference Call
MetLife will hold its second quarter 2010 earnings conference call and audio Webcast on Friday, July 30, 2010, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1011 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Friday, July 30, 2010, until Friday, August 6, 2010, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 151271. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
All references in this press release (except in this section) to net income (loss), net income (loss) per share, operating earnings and operating earnings per share should be read as net income (loss) available to MetLife, Inc.’s common shareholders, net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, operating earnings available to MetLife, Inc.’s common shareholders and operating earnings available to MetLife, Inc.’s common shareholders per diluted common share, respectively.
The historical and forward-looking financial information presented in this press release include performance measures which are based on methodologies other than generally accepted accounting principles (“GAAP”). MetLife, Inc. analyzes its performance using financial measures, such as operating earnings, operating revenues, operating expenses, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, that are not based on GAAP. MetLife believes the presentation of operating earnings as MetLife measures it for management purposes enhances the understanding of its performance by highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings, operating revenues, operating expenses, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income (loss) from continuing operations, net of income tax, GAAP revenues, GAAP expenses, GAAP net income (loss) available to MetLife, Inc.’s common shareholders and GAAP net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share, respectively. Operating earnings is the measure of segment profit or loss MetLife uses to evaluate segment performance and allocate resources and, consistent with GAAP accounting guidance for segment reporting, is MetLife’s measure of segment performance. Operating earnings is also a measure by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans.
Operating earnings is defined as operating revenues less operating expenses, net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends and operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated.
Operating revenues is defined as GAAP revenues (i) less net investment gains (losses), (ii) less amortization of unearned revenue related to net investment gains (losses), (iii) plus scheduled periodic settlement payments on derivatives that are hedges of investments but do not qualify for hedge accounting treatment, (iv) plus income from discontinued real estate operations and (v) plus, for operating joint ventures reported under the equity method of accounting, the aforementioned adjustments, those identified in the definition of operating expenses and changes in fair value of hedges of operating joint venture liabilities, all net of income tax.

Operating expenses is defined as GAAP expenses (i) less changes in policyholder benefits associated with asset value fluctuations related to experience-rated contractholder liabilities and certain inflation-indexed liabilities, (ii) less costs related to business combinations (since January 1, 2009) and noncontrolling interests, (iii) less amortization of deferred policy acquisition costs and value of business acquired and changes in the policyholder dividend obligation related to net investment gains (losses) and (iv) plus scheduled periodic settlement payments on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment.
In addition, operating revenues and operating expenses do not reflect the consolidation of certain securitization vehicles that are variable interest entities as required under GAAP.
Statistical sales information for life insurance is calculated by MetLife using the LIMRA International, Inc. definition of sales for core direct sales, excluding company sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Individual annuities sales consists of statutory premiums direct and assumed, excluding company sponsored internal exchanges.
Constant Currency Comparison
International premiums, fees & other revenues in the second quarter of 2009 were $1.0 billion and $1.1 billion, on a reported basis and constant currency basis, respectively. Latin America premiums, fees & other revenues in the second quarter of 2009 were $503 million and $538 million, on a reported basis and constant currency basis, respectively. Asia Pacific premiums, fees & other revenues in the second quarter of 2009 were $408 million and $440 million, on a reported basis and constant currency basis, respectively. EMEI premiums, fees & other revenues in the second quarter of 2009 were $94 million on both a reported and constant currency basis. The constant currency basis amounts for both periods are calculated using the average foreign currency exchange rates of the second quarter of 2010.
About MetLife
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (the “SEC”). These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) increased volatility and disruption of the capital and credit markets, which may affect the company’s ability to seek financing or access its credit facilities; (iii) uncertainty about the discontinuance of the U.S. government’s programs to stabilize the financial system, the imposition of fees relating thereto, or the promulgation of additional regulations; (iv) exposure to financial and capital market risk; (v) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect the company’s ability to raise capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require the company to pledge collateral or make payments related to declines in value of specified assets; (vi) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vii) investment losses and defaults, and changes to investment valuations; (viii) impairments of goodwill and realized losses or market value impairments to illiquid assets; (ix) defaults on the company’s mortgage loans; (x) the impairment of other financial institutions; (xi) MetLife’s ability to identify, finance and consummate any future acquisitions, including the acquisition of American Life Insurance Company (“Alico”), and to successfully integrate acquired businesses with minimal disruption; (xii) economic, political, currency and other risks relating to the company’s international operations; (xiii) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xiv) downgrades in MetLife, Inc.’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xv) ineffectiveness of risk management policies and procedures, including with respect to guaranteed benefits (which may be affected by estimated fair value adjustments arising from changes in the company’s own credit spread) on certain of the company’s variable annuity products; (xvi) availability and effectiveness of reinsurance or indemnification arrangements; (xvii) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (xviii) catastrophe losses; (xix) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, distribution of amounts available under U.S. government programs, and for personnel; (xx) unanticipated changes in industry trends; (xxi) changes in accounting standards, practices and/or policies; (xxii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (xxiii) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (xxiv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xxv) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxvi) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xxvii) regulatory, legislative or tax changes relating to the company’s insurance, banking, international, or other operations that may affect the cost of, or demand for, the company’s products or services, impair the company’s ability to attract and retain talented and experienced management and other employees, or increase the cost or administrative burdens of providing benefits to employees; (xxviii) the effects of business disruption or economic contraction due to terrorism, other hostilities, or natural catastrophes; (xxix) the effectiveness of the company’s programs and practices in avoiding giving its associates incentives to take excessive risks; (xxx) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC; and (xxxi) any of the foregoing factors as they relate to Alico and its operations.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
# # #

MetLife, Inc.
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(In millions)
Revenues
Premiums	$6,662	$6,576	$13,516	$12,698
Universal life and investment-type product policy fees	1,485	1,216	2,892	2,399
Net investment income	4,087	3,730	8,431	6,991
Other revenues	544	572	1,057	1,126
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(244)	(566)	(395)	(1,119)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	98	234	157	234
Other net investment gains (losses), net	1,614	(3,497)	1,778	(3,850)

Total net investment gains (losses)	1,468	(3,829)	1,540	(4,735)

Total revenues	14,246	8,265	27,436	18,479

Expenses
Policyholder benefits and claims	7,018	6,946	14,555	13,528
Interest credited to policyholder account balances	1,049	1,229	2,192	2,397
Policyholder dividends	388	434	765	858
Other expenses	3,420	2,031	6,362	5,033

Total expenses	11,875	10,640	23,874	21,816

Income (loss) from continuing operations before provision for income tax	2,371	(2,375)	3,562	(3,337)
Provision for income tax expense (benefit)	830	(956)	1,188	(1,333)

Income (loss) from continuing operations, net of income tax	1,541	(1,419)	2,374	(2,004)
Income (loss) from discontinued operations, net of income tax	6	1	7	38

Net income (loss)	1,547	(1,418)	2,381	(1,966)
Less: Net income (loss) attributable to noncontrolling interests	(10)	(16)	(11)	(20)

Net income (loss) attributable to MetLife, Inc.	1,557	(1,402)	2,392	(1,946)
Less: Preferred stock dividends	31	31	61	61

Net income (loss) available to MetLife, Inc.’s common shareholders	$1,526	$(1,433)	$2,331	$(2,007)

Operating Earnings Available to Common Shareholders Reconciliation

Net income (loss) available to MetLife, Inc.’s common shareholders	$1,526	$(1,433)	$2,331	$(2,007)

Adjustments from net income (loss) available to MetLife, Inc.’s common shareholders to operating earnings available to common shareholders:
Less: Net investment gains (losses)	1,468	(3,829)	1,540	(4,735)
Less: Other adjustments to continuing operations	(563)	473	(684)	232
Less: Provision for income tax (expense) benefit related to adjustments above	(417)	1,183	(399)	1,584
Less: Income (loss) from discontinued operations, net of income tax	6	1	7	38
Net income (loss) attributable to noncontrolling interests	(10)	(16)	(11)	(20)

Operating earnings available to common shareholders	$1,022	$723	$1,856	$854

Reconciliation of GAAP revenues to operating revenues and GAAP expenses to operating expenses

Total revenues	$14,246	$8,265	$27,436	$18,479
Less: Net investment gains (losses)	1,468	(3,829)	1,540	(4,735)
Less: Adjustments related to net investment gains (losses)	7	(11)	6	(17)
Less: Other adjustments to revenues	(56)	(129)	(5)	(142)

Total operating revenues	$12,827	$12,234	$25,895	$23,373

Total expenses	$11,875	$10,640	$23,874	$21,816
Adjustments related to net investment gains (losses)	(212)	625	(226)	431
Other adjustments to expenses	(302)	(12)	(459)	(40)

Total operating expenses	$11,361	$11,253	$23,189	$22,207

	At or For the Three Months Ended		At or For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Diluted Earnings Per Common Share Calculation (1):
Net income (loss) available to MetLife, Inc.’s common shareholders per common share — diluted	$1.84	$(1.74)	$2.81	$(2.46)
Less: Net investment gains (losses)	1.77	(4.64)	1.86	(5.79)
Less: Other adjustments to continuing operations	(0.68)	0.57	(0.83)	0.28
Less: Provision for income tax (expense) benefit	(0.50)	1.43	(0.48)	1.94
Less: Discontinued operations, net of income tax	0.01	—	0.01	0.05
Net income (loss) attributable to noncontrolling interest	(0.01)	(0.02)	(0.01)	(0.02)

Operating earnings available to common shareholders per common share — diluted	$1.23	$0.88	$2.24	$1.04

Weighted average common shares outstanding (1)	830.5	821.6	829.2	815.1

(1)	For the three months and six months ended June 30, 2009, 3.5 million shares and 2.6 million shares, respectively, related to the assumed exercise or issuance of stock-based awards, have been excluded from the weighted average common shares outstanding - diluted, as these assumed shares are anti-dilutive to net income (loss) available to MetLife, Inc.’s common shareholders per common share — diluted. These shares were included in the calculation of operating earnings available to common shareholders per common share — diluted.

Book Value Per Common Share Calculation:
Book value per common share — (actual common shares outstanding)	$45.51	$30.85
Less: Accumulated other comprehensive income (loss) per common share	1.01	(12.01)

Book value per common share, excluding accumulated other comprehensive income (loss) — (actual common shares outstanding)	$44.50	$42.86

Common shares outstanding, end of period	820.4	818.6

MetLife, Inc.
Reconciliations of Net Income (Loss) Available to Common Shareholders to Operating Earnings Available to Common Shareholders
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions)		(In millions)
Total U.S. Business Operations:
Net income (loss) available to MetLife, Inc.’s common shareholders	$1,523	$(817)	$2,320	$(1,850)
Less: Net investment gains (losses)	1,232	(2,827)	1,360	(4,491)
Less: Other adjustments to continuing operations	(297)	554	(363)	324
Less: Provision for income tax (expense) benefit	(335)	796	(358)	1,454
Less: Discontinued operations, net of income tax	6	1	7	26
Net income (loss) attributable to noncontrolling interest	1	—	1	—

Operating earnings available to common shareholders	$918	$659	$1,675	$837

Insurance Products:
Net income (loss) available to MetLife, Inc.’s common shareholders	$715	$(255)	$1,004	$(809)
Less: Net investment gains (losses)	601	(878)	634	(1,914)
Less: Other adjustments to continuing operations	(67)	48	(114)	(34)
Less: Provision for income tax (expense) benefit	(188)	290	(183)	680
Less: Discontinued operations, net of income tax	—	—	—	19

Operating earnings available to common shareholders	$369	$285	$667	$440

Retirement Products:
Net income (loss) available to MetLife, Inc.’s common shareholders	$333	$(267)	$513	$(404)
Less: Net investment gains (losses)	387	(1,120)	488	(970)
Less: Other adjustments to continuing operations	(238)	489	(307)	304
Less: Provision for income tax (expense) benefit	(54)	221	(65)	232
Less: Discontinued operations, net of income tax	—	—	—	5

Operating earnings available to common shareholders	$238	$143	$397	$25

Corporate Benefit Funding:
Net income (loss) available to MetLife, Inc.’s common shareholders	$403	$(366)	$660	$(804)
Less: Net investment gains (losses)	246	(821)	241	(1,630)
Less: Other adjustments to continuing operations	8	17	58	54
Less: Provision for income tax (expense) benefit	(94)	282	(111)	550
Less: Discontinued operations, net of income tax	6	1	7	2
Net income (loss) attributable to noncontrolling interest	1	—	1	—

Operating earnings available to common shareholders	$238	$155	$466	$220

Auto & Home:
Net income (loss) available to MetLife, Inc.’s common shareholders	$72	$71	$143	$167
Less: Net investment gains (losses)	(2)	(8)	(3)	23
Less: Provision for income tax (expense) benefit	1	3	1	(8)

Operating earnings available to common shareholders	$73	$76	$145	$152

International:
Net income (loss) available to MetLife, Inc.’s common shareholders	$80	$(205)	$193	$235
Less: Net investment gains (losses)	266	(501)	237	(47)
Less: Other adjustments to continuing operations	(233)	(72)	(268)	(73)
Less: Provision for income tax (expense) benefit	(106)	201	(82)	52
Net income (loss) attributable to noncontrolling interest	(8)	(9)	(10)	(14)

Operating earnings available to common shareholders	$145	$158	$296	$289

Banking, Corporate & Other:
Net income (loss) available to MetLife, Inc.’s common shareholders	$(77)	$(411)	$(182)	$(392)
Less: Net investment gains (losses)	(30)	(501)	(57)	(197)
Less: Other adjustments to continuing operations	(33)	(9)	(53)	(19)
Less: Provision for income tax (expense) benefit	24	186	41	78
Less: Discontinued operations, net of income tax	—	—	—	12
Net income (loss) attributable to noncontrolling interest	(3)	(7)	(2)	(6)

Operating earnings available to common shareholders	$(41)	$(94)	$(115)	$(272)